CURRENT REPORT FOR ISSUERS SUBJECT TO THE

1934 ACT REPORTING REQUIREMENTS

FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

October 27, 2016

Date of Report

(Date of Earliest Event Reported)

INTREorg Systems, Inc.

(Exact name of registrant as specified in its charter)

Texas	0-53262	45-0526215
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2600 E. Southlake Blvd., Suite 120-366

Southlake, TX 76092

(Address of principal executive offices (zip code))

817-491-8611

 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Section 5 – Corporate Governance and Management Item

5.02. Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board approved and appointed, Mr. Thomas Lindholm to serve as a member of the Company's Board of Directors. The Board intends for Mr. Lindholm to serve as Executive Director (Officer) and be charged with recruiting and hiring a full time CEO for the Company to replace out-going President, Darren Dunckel.

Mr. Lindholm brings more than thirty-three years of experience as a senior corporate executive, as well as a seasoned investment and merchant banker. Mr. Lindholm has direct experience in the oil and gas industry working for the past seven years in oil field services and E&P. Currently, Mr. Lindholm is CEO of Rangeford Resources, Inc. Previously, Mr. Lindholm was Executive Vice President of Radiant Oil and Gas, Inc. and consultant to several other oil and gas companies in Houston, Texas. In Mr. Lindholm’s banking career, Mr. Lindholm was Managing Director of Victory Partners, LLC. a boutique investment banking firm in Dallas, Texas and Mr. Lindholm also served as Executive Vice President of KBK Capital Corporation, a publicly traded specialty commercial finance company based in Fort Worth, Texas. Prior to KBK, Mr Lindholm was Senior Vice President of Bank One, N.A. (Acquired by Chase Bank). Mr. Lindholm holds a Bachelor’s degree from the University of Denver.

In connection with his appointment as Director, we entered into a Board of Directors Agreement with Mr. Lindholm (the “Agreement”); the Agreement has a term of two years starting October 1, 2016. Pursuant to the Agreement, Mr. Lindholm shall receive monthly compensation in the amount of: $2,000 monthly and stock options. This brief description of the Agreement is only a summary of the material terms and is qualified in its entirety by reference to the full text of the form of the Agreement as attached to this Current Report on Form 8-K as Exhibit 99.1.

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 27, 2016	IntreOrg Systems, Inc.
	By:	/s/ Michael Farmer
Michael Farmer, Chairman of the Board

Item 9.01 Exhibits

Exhibit No.	Description

99.1	Board of Director Agreement – Lindholm